                                                                   EXHIBIT 99(a)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           SUPPLEMENTARY FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the supplementary consolidated financial statements and notes thereto included elsewhere in this Form 8-K. Historical results and percentage relationships set forth in the supplemental statement of operations, including trends that might appear, are not necessarily indicative of future operations.

OVERVIEW

     We are a vertically integrated pharmaceutical company that researches, develops, manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force of approximately 300 representatives and copromotion arrangements, we market our branded pharmaceutical products to general/family practitioners, internal medicine physicians and hospitals across the country. Our business strategy is to acquire established branded pharmaceutical products and to increase their sales by focused marketing and promotion and through product life cycle management. In pursuing acquisitions, we seek to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large, global pharmaceutical companies. We also create value by developing product line extensions for our branded pharmaceutical products such as new formulations, dosages or new indications. These product line extensions are attractive to us because they may have market exclusivity or sales levels that do not attract significant competition. In addition to branded pharmaceuticals, we also provide contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies, including Amgen, Inc., Warner-Lambert Company, Centocor, Inc., Mallinckrodt Chemical, Inc., Genetics Institute, Inc. and Hoffman-La Roche Inc.

     Our branded pharmaceutical products can be divided primarily into four therapeutic areas: (i) cardiovascular (including Altace(R), Thalitone(R) and Procanbid(R)), (ii) anti-infectives (including Lorabid(R), Cortisporin(R), Neosporin(R) and Coly-Mycin M(R)), (iii) vaccines and biologicals (including Fluogen(R) and Aplisol(R)) and (iv) women's health (including Menest(R) and Pitocin(R)). All of these products are marketed to general/family practitioners and internal medicine physicians. Unlike many of our competitors, we have a broad therapeutic focus that provides us with opportunities to purchase a wide variety of products, as evidenced by our acquisition of 31 products over the last 36 months, including Altace(R) and Lorabid(R). In addition, we have well known products in all of our therapeutic categories that generate high prescription volumes. Our portfolio of well-recognized prescription brand names includes, among others, Altace(R), Lorabid(R), Neosporin(R), Cortisporin(R), Menest(R), Pitocin(R), Anusol-HC(R), Fluogen(R).

     We acquired from Glaxo Wellcome the Cortisporin(R) product line in March 1997, the Viroptic(R) product line in May 1997 and six additional branded products, including Septra(R), and exclusive licenses, free of royalty obligations, for the prescription formulations of Neosporin(R) and Polysporin(R) in November 1997 (the "Glaxo Acquisition").

     In February 1998, we acquired from Warner-Lambert 15 branded pharmaceutical products, the Parkedale Facility located in Rochester, Michigan and certain manufacturing contracts for third parties for $127.9 million, including $2.9 million of assumed liabilities (the "Sterile Products Acquisition").

     In June 1998, we launched our new Cortisporin(R)-TC Otic line. Cortisporin(R)-TC Otic is a product line extension for our Cortisporin(R) Otic Suspension product.

     In December 1998, we acquired from Hoechst Marion Roussel, Inc., predecessor to Aventis ("HMR"), for $362.5 million, the United States rights to Altace(R), an Angiotensin Converting Enzyme inhibitor, HMR's worldwide rights to Silvadene(R) and HMR's worldwide rights to AVC(TM), (the "Altace Acquisition"). Aventis currently manufactures Altace(R) for us. We anticipate moving the manufacturing of Altace(R) to the Bristol facility prior to December 31, 2001. Aventis will continue to supply raw material for the process and we anticipate that Aventis will continue to be the secondary manufacturer for this product.


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     In August 1999, we acquired the antibiotic Lorabid(R) from Eli Lilly and
Company for $91.7 million including acquisition costs plus sales performance milestones that could bring the total value of the deal to $158.0 million. The final contingent payment will be made if we achieve $140.0 million in annual net sales of Lorabid(R). As part of the agreement, we acquired or licensed all of Lilly's rights in the United States and Puerto Rico to Lorabid(R) including Lorabid(R)'s new drug applications, investigational new drug applications, and certain patents and associated United States copyright and trademark material. Lilly manufactures Lorabid(R) for us. Lorabid(R) has United States patent protection through December 31, 2005.

     On February 25, 2000, we acquired Medco in an all stock transaction accounted for as a pooling of interests valued at approximately $366 million. Medco is now one of our wholly-owned subsidiaries. We exchanged approximately
7.2 million shares of King common stock for all of the outstanding shares of Medco. Each share of Medco was exchanged for 0.6757 of one share of King common stock. In addition, outstanding Medco stock options were converted at the same exchange ratio to purchase approximately 700,000 shares of King common stock. Medco is engaged in the development and global commercialization of cardiovascular medicines and adenosine-receptor technologies. Medco's products and the related intellectual property rights are typically obtained under license from academic or corporate sources who have received United States patents. Medco then sponsors and directs any additional preclinical studies and clinical testing needed for product registration and marketing approval. These late-stage product development activities are outsourced to independent clinical research organizations to maximize efficiency and minimize internal overhead. Historically Medco has licensed the manufacturing and marketing rights to its products to corporate partners in exchange for licensing fees and royalty payments on future sales. A portion of the formulation development, as well as microbiology, chemistry, manufacturing and controls information, are typically provided by Medco's licensed corporate partner, and Medco then submits to the FDA, a New Drug Application, which we refer to in this report as an "NDA," to obtain the FDA's clearance to market the drug. Medco has successfully developed two adenosine-based products, Adenocard(R) and Adenoscan(R). The NDAs for Adenocard(R) and Adenoscan(R) are held by Fujisawa Healthcare, Inc. and Medco receives a royalty based on the sales of the products.

     Our strategy is to continue to acquire branded pharmaceutical products and to create value by leveraging our marketing, manufacturing and product development capabilities. The success of our marketing strategy will be aided by gaining approval of the new indications for Altace(R) requested under the Supplemental New Drug Application, which is now before the FDA, and capitalizing on that approval by increasing our marketing efforts related to Altace(R), including the potential execution of copromotion agreements, and our ability to continue to develop product line extensions. As soon as practicable after regulatory requirements are satisfied and when advantageous, we expect that manufacturing some of these acquired pharmaceutical products ourselves will increase our margins because the cost of producing pharmaceutical products on our own should be lower than the cost of having these products manufactured by third parties. As discussed above, we anticipate beginning the manufacturing of Altace(R) in our Bristol facility prior to December 31, 2001.

     We manufacture pharmaceutical products for a variety of pharmaceutical and biotechnology companies under contracts expiring at various times within the next four years. We intend to enter into additional manufacturing contracts in cases where we identify contracts that offer significant volumes and attractive revenues. We have not accepted or renewed manufacturing contracts for third parties where we perceived insignificant volumes or revenues. In accordance with our focus on branded pharmaceutical products, we expect that, over time, our contract manufacturing will continue to be a smaller percentage of revenues.

     The following summarizes approximate net revenues by operating segment (in thousands).

                                          For the Years Ended December 31,

                                         1997          1998            1999
                                         ----          ----            ----
Branded pharmaceuticals                 $37,912      $125,399        $304,004
Licensed products                        20,000        27,544          31,650
Contract manufacturing                    6,982        31,611          34,756
Other                                     3,015         6,453           9,511
                                        =======      ========        ========
     Total                              $67,909      $191,007        $379,921
                                        =======      ========        ========


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

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

Revenues

     Total net revenues increased $188.9 million, or 98.9%, to $379.9 million in 1999 from $191.0 million in 1998, due primarily to the acquisition and growth of branded pharmaceutical products. The increase in revenues is primarily attributable to the Altace Acquisition, the acquisition of Lorabid(R), and revenue growth of certain branded pharmaceutical products.

     Net sales from branded pharmaceutical products increased $178.6 million, or 142.4%, to $304.0 million in 1999 from $125.4 million in 1998. The Altace Acquisition, the acquisition of Lorabid(R) and revenue gains by Fluogen (R) and the Cortisporin(R) and Neosporin(R) product lines accounted for most of the sales increase. From time to time we announce price increases on some of our pharmaceutical products. In advance of a price increase, many of our customers may order pharmaceutical products in larger than normal quantities. We cannot determine the exact quantity of additional inventory that our customers may order in anticipation of a price increase. The ordering of excess quantities in any quarter could cause sales of some of our branded pharmaceutical products to be lower in the subsequent quarter than they would have been otherwise. Net revenues from Fluogen(R) increased from $17.7 million in 1998 to $28.7 million in 1999. However, the amount of revenue, if any, that we can anticipate from Fluogen(R) in the future is not certain at this time. On March 10 2000, the United States Food and Drug Administration notified us that the methods, facilities and control used by the Parkedale facility in the manufacture, processing and packaging of Fluogen(R), our influenza virus vaccine, were not in compliance with current Good Manufacturing Practices ("cGMP"). The FDA therefore informed Parkedale that it must suspend production and distribution of Fluogen(R) until the Parkedale facility meets the applicable cGMP standards for the manufacture and distribution of Fluogen(R). The FDA has received our initial response to its March 10 notification and following discussions with the FDA, we filed with the FDA our written certification of conformance that we are now sufficiently in compliance with cGMP manufacturing standards to resume the manufacture of Fluogen and we have now resumed the manufacture of Fluogen(R). The distribution of Fluogen(R) remains suspended pursuant to the FDA's order. We cannot resume the distribution of Fluogen until the FDA conducts and on-site inspection of the Parkedale facility and finds the facility in substantial compliance with cGMPs. We are working to meet all of the FDA's requirements to resume distribution of Fluogen(R), which can occur upon the FDA's verification that Parkedale has satisfactorily completed all required corrective measures and is in substantial compliance with cGMP standards. While we are pursuing all actions reasonably necessary to assure Fluogen(R)'s availability during the upcoming flu season commencing in September 2000, we cannot be sure that we will be able to satisfy the FDA's concerns respecting the cGMP standards applicable to Fluogen(R). Consequently, we cannot be sure that we will be able to market or distribute any amount of vaccine, if at all, in the future.

     Revenues from licensed products increased $4.2 million or 15.3% to $31.7 million in 1999 from $27.5 million in 1998. The increase was primarily due to continued year-over-year increases in unit sales of Adenoscan(R) by Fujisawa, our North American licensee. Fujisawa is the source of substantially all of our royalties.

     Revenues from contract manufacturing increased $3.2 million, or 10.1%, to $34.8 million in 1999 from $31.6 million in 1998. Contract manufacturing revenues increased primarily because we had a full year of contract revenue from the Sterile Products Acquisition that closed in February 1998.

     Net sales from generic and other sources increased $3.0 million, or 46.2%, to $9.5 million in 1999 from $6.5 in 1998. The increase in revenues is primarily attributable to increased sales of a generic product line, offset by a decrease in development revenue. We have recognized no development revenues in 1999. In 1998, we recognized



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$5.0 million in development revenues as a result of the FDA approval and our validation of the process of two additional Abbreviated New Drug Applications pursuant to an agreement with Mallinckrodt. Currently, we have no ongoing agreements that will result in future development revenue.

Gross Profit

     Total gross profit increased $139.0 million or 113.8% to $261.1 million in 1999 from $122.1 million in 1998. The increase was primarily due to increased gross profit from branded pharmaceutical products, offset by a decrease in contract manufacturing gross profit contribution.

     The gross profit from branded pharmaceutical products increased $139.9 million or 148.0% to $234.4 million from $94.5 million. This increase was primarily due to increases in gross profit from the Altace product line acquired in December 1998, and the Lorabid product acquired in August 1999.

     The gross profit from licensed products increased $3.3 million or 14.5% to $26.0 million from $22.7 million. The increase is primarily due to the continued year-over-year increases in unit sales of Adenoscan(R), a drug for which we pay a royalty of 3% of net sales to a third party and Adenocard(R), a drug for which we pay a royalty of 12.5% of net sales to the University of Virginia Alumni Patents Foundation.

     Gross profit associated with contract manufacturing decreased $4.3 million to $4.9 million. This decrease in gross profit is primarily related to an increase in costs associated with the contract manufacturing business.

     The gross profit from generic and other increased $109,000 or 2.0% to $5.6 million from $5.5 million.

Operating Costs and Expenses

     Total operating costs and expenses increased $117.3 million, or 93.2%, to $243.1 million in 1999 from $125.8 million in 1998. The increase was due to increases in the costs associated with our growth, particularly the Sterile Products Acquisition and the Altace Acquisition.

     Cost of sales increased $49.1 million, or 76.6%, to $113.2 million in 1999 from $64.1 million in 1998. The increase was due primarily to the costs associated with the newly acquired branded product lines and increases in the production of Fluogen.

     Selling, general and administrative expenses increased $44.0 million, or 121.5%, to $80.2 million in 1999 from $36.2 million in 1998. The increase was primarily attributable to the hiring of additional sales representatives during the second half of 1998 and first part of 1999; as well as other personnel costs, marketing, and sampling costs associated with the new branded product lines. As a percentage of total revenues, selling, general and administrative expenses increased to 21.1% in 1999 from 18.9% in 1998.

     Royalty expense increased $800,000 or 16.3% to $5.7 million in 1999 from $4.9 million 1998. The increase was associated with the increased royalty revenue for Adenocard(R) and Adenoscan(R).

     Research and development expenses increased $5.6 million or 52.3% to $16.3 million in 1999 from $10.7 million in 1998. Research and development expenditures were higher during 1999 primarily due to a phase II study to further investigate the safety and efficacy of Pallacor(TM), as well as the completion of a phase I study and the initiation of a phase II study of MRE0470.

     Depreciation and amortization expense increased $17.7 million, or 177.0%, to $27.7 million in 1999 from $10.0 million in 1998. This increase was primarily attributable to the amortization of the fixed assets and intangible assets acquired in the Sterile Products Acquisition, the Altace Acquisition and the acquisition of Lorabid(R).


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

Other Income (Expense).

     Interest expense increased $40.5 million, or 271.8%, to $55.4 million in 1999 from $14.9 million in 1998, as a result of additional term loans used to finance, in part, the Sterile Products Acquisition, the Altace Acquisition and the acquisition of Lorabid(R).

     Interest income increased to $0.4 million or 13.8% to $3.3 million in 1999 from $2.9 million in 1998. The increase was primarily due to higher investment income higher in 1999 mainly as cash and investment balances were higher.

     Other income (expense) decreased $7.0 million, or 175.0% to a $3.0 million expense in 1999 from a $4.0 million income in 1998. This decrease was due to the receipt of a $4.0 million in 1998 for assistance provided in connection with the contract manufacturing of Adenoscan(R) and Adenocard(R) by a third party and the transfer of the Adenoscan(R) and Adenocard(R) NDAs to Fujisawa. In addition, we incurred expenses of $3.3 million for a legal settlement and fees related to a patent protection.

Income Tax Expense

     The effective tax rate in 1999 of 36.7% was higher and 1998 of 27.3% was lower than the federal statutory rate of 35.0% primarily due to state income taxes and a valuation allowance adjustment in 1998 respectively.

Extraordinary item

     During the first quarter of 1999, we repaid $75.0 million of senior subordinated seller notes prior to maturity. The early repayment of the notes resulted in an extraordinary loss of $705,000, net of related tax benefits of $445,000, from the write off of certain deferred financing costs. During 1998, we repaid other long-term debt prior to maturity. The repayment resulted in extraordinary charges of $4.4 million, net of related tax benefits of $2.8 million, from the write off of certain deferred financing costs.

Net Income

     Due to the factors set forth above, net income increased $13.8 million, or 37.1%, to $51.0 million in 1999 from $37.2 million in 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

Revenues

     Total net revenues increased $123.1 million, or 181.3%, to $191.0 million in 1998 from $67.9 million in 1997, due primarily to the acquisition of branded products in 1998 and late 1997 and increased contract manufacturing related to the Sterile Products Acquisition.

     Net sales from branded pharmaceuticals increased $87.5 million, or 230.9%, to $125.4 million in 1998 from $37.9 million in 1997. The Glaxo Acquisition, Sterile Products Acquisition, Menest(R) and the Altace Acquisition accounted for most of the sales increase.

     Licensed products revenue increased $7.5 million, or 37.5% to $27.5 million in 1998 from $20.0 million in 1997. The increase was primarily due to continued year-over-year increases in unit sales of Adenoscan(R) by Fujisawa, our North American licensee, and a 4% increase in the royalty revenue rate which began midway through fourth quarter 1997. Fujisawa is the source of substantially all of our royalties.

     Revenues from contract manufacturing increased $24.6 million, or 351.4%, to $31.6 million in 1998 from $7.0 million in 1997, due primarily to the increased contract manufacturing related to the Sterile Products Acquisition.



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

     Additionally, we recognized other revenues in 1998 of $5.0 million for the development and related FDA approval of two ANDAs filed in connection with our agreement with Mallinckrodt.

Gross Profit

     Total gross profit increased $70.2 million, or 135%, to $122.1 million in 1998 from $51.9 million in 1997. The increase was primarily due to the increase in gross profit associated with branded pharmaceutical products of $61.3 million and the gross profit of royalty revenues on licensed products of $5.7 million. Additionally, gross profit associated with contract development revenues, generic pharmaceutical sales and companion animal health sales increased by $3.6 million.

     The gross profit of branded pharmaceutical products increased $61.3 million to $94.5 million in 1998 from $33.2 million in 1997. This increase was primarily due to increases in revenues from certain products acquired in the Sterile Products Acquisitions, the Cortisporin Acquisition, the Glaxo Acquisition, and the Altace transaction in December 1998.

     The gross profit associated with licensed products increased $5.7 million, or 33.5% to $22.7 million in 1999 from $17.0 million in 1998. This increase was primarily due to the continued shift in the product sales mix to Adenoscan(R) and continued year-over-year increases in unit sales of Adenoscan(R) a drug for which we pay a royalty of 3% of net sales to a third party and Adenocard(R), a drug for which we pay a royalty of 12.5% of net sales to the University of Virginia Alumni Patents Foundation.

     The gross profit associated with contract development revenue, generic pharmaceutical sales, and companion animal health sales increased by $3.6 million to $5.5 million in 1998 from $1.9 million in 1997. The increase was primarily due to an increase in contract development revenue offset by a decrease in gross profit contribution of generic pharmaceutical and companion animal costs.

Operating Costs and Expenses

     Total operating costs and expenses increased $79.0 million, or 168.8%, to $125.8 million in 1998 from $46.8 million in 1997. The increase was due to increases in the costs associated with our growth, particularly the Sterile Products Acquisition and the Glaxo Acquisition.

     Cost of sales increased $51.1 million, or 393.1%, to $64.1 million in 1998 from $13.0 million in 1997. The increase was due primarily to the costs associated with the newly acquired branded product lines.

     Selling, general and administrative expenses increased $16.2 million, or 81.0%, to $36.2 million in 1998 from $20.0 million in 1997. This increase was primarily attributable to the hiring of additional sales representatives in 1998 and during the second half of 1997, as well as other personnel costs and marketing, promotion and sampling costs associated with the newly acquired branded product lines. As a percentage of net sales, selling, general and administrative expenses decreased to 29.4% in 1998 from 18.9% in 1997.

     Royalty expense increased $1.9 million, or 63.3% to $4.9 million in 1998 from $3.0 million in 1997. The increase was primarily due to the payment of a royalty of 3% of net sales of Adenoscan(R) to a third party beginning January 1, 1998 relating to the procurement of additional intellectual property rights for intravenous adenosine from such third party.

     Research and development expenses increased $2.9 million, or 37.2% to $10.7 million in 1998 from $7.8 million in 1997. Research and development expenditures were higher during 1998 primarily due to a one-time charge of $2.4 million in the second quarter of 1998 pertaining to the purchase of Fujisawa's commercialization rights and related intellectual properties for the cardioprotection application of intravenous adenosine. Also, research and development expenditures were higher during 1998 due to a $1.0 million charge in the fourth quarter of 1998 for a milestone payment to Discovery Therapeutics, Inc. related to the December filing of the IND for MRE0470.


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

     Depreciation and amortization expense increased $6.9 million, or 222.6%, to $10.0 million in 1998 from $3.1 million in 1997. This increase was primarily attributable to the depreciation and amortization of the fixed assets and intangibles assets acquired with the branded product acquisitions in 1997 and the Sterile Products and Altace Acquisitions in 1998.

Other Income (Expense)

     Interest income increased $0.8 million, or 38.1% to $2.9 million in 1998 from $2.1 million in 1997. This increase was primarily due to higher investment income in 1998 as investment balances were higher.

     Interest expense increased $12.1 million, or 432.1%, to $14.9 million in 1998 from $2.8 million in 1997, as a result of additional term loans used to finance, in part, the acquisitions in 1998.

     Other income increased $3.3 million, or 471.4% to $4.0 million in 1998 from $0.7 million in 1997. This increase was due to the receipt of a $4.0 million payment in 1998 from Fujisawa for the assistance provided by us to Fujisawa in connection with the contract manufacturing of Adenoscan(R) and Adenocard(R) by a third party and the transfer of the Adenoscan(R) and Adenocard(R) NDAs to Fujisawa.

Income Tax Expense

     The effective tax rate in 1998 of 27.3% was lower than the federal statutory rate of 35.0% primarily due to a valuation allowance adjustment.

Extraordinary item

     During 1998, we repaid certain long-term debt prior to maturity. The repayment resulted in extraordinary charges of $4.4 million, net of related tax benefits of $2.8 million, associated with the write-off of deferred financing costs.

Net Income

     Due to the factors set forth above, net income increased $20.3 million, or 120.8%, to $37.1 million in 1998 from $16.8 million in 1997.





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


LIQUIDITY AND CAPITAL RESOURCES

General

     Our liquidity requirements arise from debt service, working capital requirements and funding of acquisitions of branded pharmaceutical products.

     As of December 31, 1999 we have available up to $55.0 million under a revolving line of credit, which allows for total borrowing of up to $100.0 million.

Year ended December 31, 1999

     We generated net cash from operations of $90.2 million for the year ended December 31, 1999. Our net cash provided from operations was primarily the result of $51.0 million in net income, adjusted for non-cash depreciation and amortization of $27.7 million and amortization of deferred financing costs of $2.8 million, a non-cash extraordinary charge of $1.2 million before income tax benefit, and increases in accrued expenses of $34.6 million and accounts payable of $12.2 million. These increases were offset by increases in accounts receivable of $29.6 million, inventories of $6.9 million and prepaid expenses and other assets of $4.5 million.

     Cash flows used in investing activities was $113.4 million primarily due to the purchase of Lorabid (R) for $91.7 million, merger related costs of $2.1 million, capital expenditures of $9.2 million and net purchases of investments of $4.1 million.

     Financing activities provided $38.1 million of cash flow comprised principally of $150.0 million in proceeds from senior subordinated notes, $26.0 million in net proceeds from the revolving credit facility and $8.8 million in proceeds from the exercise of options. These amounts were offset by repayments of the $75.0 million senior subordinated seller notes and $61.0 million relating to the term loans, acquisition of treasury stock for $4.5 million and payment of debt issuance costs of $6.8 million.

Year ended December 31, 1998

     We generated net cash from operations of $20.1 million for the year ended December 31, 1998. Our net cash provided from operations was primarily the result of $37.2 million in net income, adjusted for non-cash depreciation and amortization of $10.0 million and amortization of deferred financing costs of $800,000, a non-cash extraordinary charge of $7.2 million before income tax benefit, and increases in accrued expenses of $7.2 million and accounts payable of $6.8 million. These increases were offset by increases in accounts receivable of $31.1 million, inventories of $15.7 million and prepaid expenses and other assets of $2.3 million.

     Cash flows used in investing activities was $455.4 million due principally to the Sterile Products and Altace Acquisitions, the Menest (R) acquisition, capital expenditures of $81.4 million and net purchases of investments of $8.4 million.

     Financing activities provided $418.4 million of cash flow, which was a result of the net proceeds of the initial public offering, proceeds from long-term debt to finance the Sterile Products and Altace Acquisitions, offset in part by debt issuance costs.

Year ended December 31, 1997

     We generated net cash from operations of $14.2 million for the year ended December 31, 1997. Our net cash provided from operations was primarily the result of $16.9 million in net income, adjusted for non-cash depreciation and amortization of $3.1 million and increases in accrued expenses of $7.9 million, accounts payable of $2.9 million and income taxes payable of $2.5 million. These increases were offset by increases in accounts receivable of $6.3 million, inventories of $4.8 million and prepaid expenses and other assets of $4.9 million.


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

     Cash flows used in investing activities for the year ended December 31, 1997 was $67.4 million and was the result of cash of $54.2 million paid for the acquisition of new branded product lines and net purchases of investments of $11.5 million.

     Financing activities provided $45.6 million, which was the result of proceeds from long-term-debt of $55.9 million, net proceeds from the revolving credit facility of $6.6 million and $8.3 million in proceeds from the exercise of options. These amounts were offset by repayments of the long-term debt of $23.8 million and the acquisition of treasury stock for $8.3 million.

Certain Indebtedness and Other Matters

     As of December 31, 1999, we have outstanding approximately $522.9 million of long-term debt (including current portion) and $45.0 million in borrowings under our revolving credit facility. Of the amounts, approximately $412.2 million were at variable rates based on LIBOR and the remainder at fixed rates. We have entered into $285.0 million of interest rate hedging transactions with a group of commercial banks to exchange our variable LIBOR for a fixed rate of interest. We do not believe our exposure to changes in interest rates under the remaining variable rate agreements will have a material effect on our financial condition or results of operations. We have also entered into a $150.0 million interest rate hedging agreement to exchange our fixed interest rate for a variable LIBOR-based interest rate. Certain financing arrangements require us to maintain certain minimum net worth, debt to equity, cash flow and current ratio requirements. As of December 31, 1999, we were in compliance with these covenants.

     Subsequent to the completion of the merger with Medco, we utilized approximately $55.0 million of cash and other investments to repay portions of our revolving credit facility and term loans.

     We believe that existing credit facilities and cash generated from operations are sufficient to finance our current operation and working capital requirements. However, in the event we make significant future acquisitions or change our capital structure, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.

     At present, we are actively pursuing acquisitions that may require the use of substantial capital resources. There are no present agreements or commitments with respect to any such acquisitions.

     We financed the acquisition of Lorabid (R) with borrowings under our revolving credit facility and cash generated from operations.

     On April 19, 2000, we accepted an offer to sell 4,000,0000 shares of common stock for $41.38 per share. The net proceeds of approximately $165 million are expected to be used to pay down borrowings under the senior credit facility.

Capital Expenditures

     Capital expenditures, including capital lease obligations, were $9.2 million and $81.4 million for the years December 31, 1999 and 1998, respectively. The principal capital expenditures included property and equipment purchases and building and leasehold improvements, including the Sterile Products Acquisition in 1998. We expect to increase our capital expenditures over the next few years as a part of our acquisition and growth strategy.

Year 2000 Compliance

     We conducted an evaluation of our IT and non-IT computer systems with respect to the "Year 2000" issue. This issue arose because many electronic systems use two digits rather than four to determine dates. This could have caused information technology systems such as software applications, hardware, network systems and embedded systems to misread important dates beginning in the year 2000, which could cause system failures and disruption of operations.



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      We completed a Year 2000 readiness assessment of our business critical IT and non-IT systems. As a result of the assessment, we developed and implemented corrective action plans designed to address Year 2000 issues. These plans included modification, upgrade and replacement of our critical administrative, production and research and development computer systems to make them Year 2000 ready. Implementation of corrective action plans was completed before the end of the year, and we did not encounter any significant issues with respect to Year 2000.

     Because our operations depend on the uninterrupted flow of materials and services from our suppliers, we requested and received analyzing information from our suppliers with regard to Year 2000 issues. We monitored the progress of our key suppliers toward Year 2000 readiness, and no significant issues were encountered.

     We do not manufacture any products that were subject to Year 2000 risks. Contingency plans were developed to avoid or mitigate the risks that either key suppliers or we might not achieve Year 2000 readiness in time to avoid disruption of our operations. We have not encountered any significant issues with respect to Year 2000 risks. The risks associated with the Year 2000 computer problem as of December 31, 1999 have not been material.

Impact of Inflation

     We have experienced only moderate raw material and labor price increases in recent years. While we have passed some price increases along to our customers, we have primarily benefited from rapid sales growth negating most inflationary pressures.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the effective date of FASB Statement No. 133 - an amendment of FASB Statement No. 133," that revises SFAS No. 133, to become effective in the first quarter of fiscal 2001. We are evaluating the provisions of SFAS No. 133, but do not anticipate its adoption to have a material impact on our financial position or results of operations.

Forward-Looking Statements

     This MD&A includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases, such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Risk Factors," "Management's Discussions and Analysis of Financial Condition and Results of Operations," "Business" and other sections included here and within our Annual Report filed on Form 10-K.

     Such forward-looking statements include, but are not limited to: (a) anticipated developments and expansions of our business; (b) increases in sales of recently acquired products or royalty payments; (c) development of product line extensions; (d) future findings and determinations of the FDA, including the outcome of any future inspections, arising from or in relation to the referenced notification to Parkedale, or otherwise by the FDA; (e) significant debt service and leverage requirements; (f) the products which we expect to offer; (g) the intent to market and distribute certain of our products internationally; (h) the intent to manufacture certain products in our own facilities which are currently manufactured for us by third parties; (i) the intent, belief or current expectations, primarily with respect to our future operating performance; (j) expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates; and
(k) expectations regarding our financial condition and liquidity as well as future cash flows and earnings.


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

     Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: changes in general economic and business conditions; dependence on continued acquisition of products or companies; management of growth of business and integration of product acquisitions; changes in current pricing levels; development of new competitive products; changes in economic conditions and federal and state regulations; competition for acquisition of products or companies; manufacturing capacity constraints; and the availability, terms and deployment of capital. We also refer you to the section entitled "Risk Factors" in our registration statement on Form S-3 filed with the SEC in January 2000.

     We do not undertake to update our forward-looking statements to reflect future events or circumstances.

A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Certain of our financial instruments are subject to market risks, including interest rate risk. Our financial instruments are not currently subject to foreign currency risk or commodity price risk. We have no financial instruments held for trading purposes.

     A significant portion of our investments were invested in U.S. Treasury Notes, debt securities or various federal governmental agencies and high quality corporate debt securities which are subject to the impact of interest rate changes. Our strategy for maintaining interest rate risk was to maintain a balance of U.S. Government and Corporate Obligations across a variety of maturities. Additionally, we adopted a hold-to-maturity policy to eliminate risk associated with temporary fluctuations in the market value to securities. All of our investments were in U.S. Treasury Notes, debt securities of various governmental agencies and high quality corporate debt securities, and as such, we consider the risk of non-performance to be remote. On February 25, 2000, we disposed of all our investments and as such are no longer exposed to any material market rate risk.

     The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates rise and decrease as interest rates fall. The estimated fair value of our total long-term debt December 31, 1999 was $563.3 million. Fair values were determined from available market prices, using current interest rates and terms to maturities.

     We are exposed to market risk related to changes in interest rates on borrowings under our senior credit facility. The senior credit facility bears interest based on LIBOR. However, we have entered into an aggregate notional principal amount of $285.0 million in interest rate swap agreements to manage a portion of our exposure to interest rate changes. The swaps involve the exchange of fixed and variable interest rate payments based on contractual principal amounts and time periods. Payments or receipts on the agreements are recorded as adjustments to interest expense. At December 31, 1999, our swap agreements expire between 2004 and 2006. Under these agreements, we pay a fixed weighted average interest rate of 5.8 % and receive a floating interest rate based on the one-month LIBOR.

     On November 12, 1999 we entered into an interest rate swap agreement related to our fixed rate senior subordinated notes. The notional amount at December 31, 1999 was $150.0 million and the agreement expires in 2009. Under this agreement we exchanged our fixed rate 10.75% for a floating rate based on LIBOR with the floating rate being fixed at 9.89% through November 15, 2002. Thereafter we pay a floating rate based on the three month LIBOR.

     The fair value of the interest rate swap agreements represent the estimated payments or receipts that would be made to terminate the agreements. At December 31, 1999, we would have received approximately $1.0 million upon the termination of the agreements. The fair value is based on dealer quotes. We have $127.0 million of debt remaining that bears interest at a variable rate. Accordingly, an increase in interest rates would adversely affect interest expense.




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